Exhibit 99.1

JAMES RIVER ANNOUNCES SECOND QUARTER
2020 RESULTS

▪Second Quarter 2020 Net Income of $35.6 million -- $1.16 per diluted share and Adjusted Net Operating Income of $17.4 million -- $0.56 per diluted share

▪20% increase in Core (excluding Commercial Auto) Excess and Surplus Lines ("E&S") renewal pricing, and 18% growth in Core E&S Gross Written Premium, each versus the prior year quarter

▪Combined ratio of 95.0% for the Group and 84.0% in the E&S segment, an improvement of 0.2 and 5.5 points, respectively, over the prior year quarter

▪Net Income was supported by significant mark-to-market investment gains, primarily in the Company’s senior secured bank loan portfolio, given the strong rebound in the capital markets

▪Tangible Book Value per Share of $18.89, an increase of 14.9% from March 31, 2020, and 2.7% from December 31, 2019

▪Year-to-date 2020 annualized Adjusted Net Operating Return on Average Tangible Equity of 12.0%

Pembroke, Bermuda, July 29, 2020 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported second quarter 2020 net income of $35.6 million ($1.16 per diluted share), compared to net income of $20.3 million ($0.66 per diluted share) for the second quarter of 2019. Adjusted net operating income for the second quarter of 2020 was $17.4 million ($0.56 per diluted share), compared to adjusted net operating income of $20.2 million ($0.66 per diluted share) for the same period in 2019.

Earnings Per Diluted Share	Three Months Ended June 30,
	2020	2019

Net Income	$1.16	$0.66
Adjusted Net Operating Income [1]	$0.56	$0.66

1 See "Reconciliation of Non-GAAP Measures" below.
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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter Results

July 29, 2020

J. Adam Abram, the Company’s Chairman and Chief Executive Officer, commented, “Our company has delivered a very strong quarter. Current market conditions throughout our three segments are very attractive. Core E&S renewal pricing improved by 20%. This was our 14th consecutive quarter of rate increases and the highest quarterly increase in our history. We wrote $180 million of Core E&S premium this quarter, more than double the amount in the same quarter two years ago, and an increase of 18% as compared to the second quarter of last year. The number of policies in force in Core E&S grew 28%. Submission flow in this segment continued its healthy pace, increasing 12% during the quarter, and accelerated in the last month of the quarter. We achieved an 84.0% combined ratio during the quarter in our E&S segment.
In our investment portfolio, asset prices recovered and our mark-to-market gains during the quarter exceeded the mark-to-market losses that we experienced during the first quarter."
Second Quarter 2020 Operating Results
•Gross written premium of $301.6 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$186,994	$260,277	(28)%
Specialty Admitted Insurance	88,440	89,472	(1)%
Casualty Reinsurance	26,205	30,254	(13)%
	$301,639	$380,003	(21)%

•Net written premium of $165.8 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$126,814	$195,624	(35)%
Specialty Admitted Insurance	12,739	14,034	(9)%
Casualty Reinsurance	26,204	30,252	(13)%
	$165,757	$239,910	(31)%

•Net earned premium of $148.8 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$100,849	$150,921	(33)%
Specialty Admitted Insurance	14,392	13,086	10%
Casualty Reinsurance	33,574	35,107	(4)%
	$148,815	$199,114	(25)%

•Core E&S gross written premium increased 18% (nine out of twelve core underwriting divisions grew), while net written premium increased at a lower rate due to strong growth in lines of business with lower premium retention. Commercial auto gross written premium decreased from $107.5 million in the second quarter of 2019 to $7.1 million in
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JRVR Announces Second Quarter Results

July 29, 2020

the second quarter of 2020 due to the cancellation, effective December 31, 2019, of all policies issued to one large commercial auto insured;
•Gross written premium for the Specialty Admitted Insurance segment declined from the prior year quarter due to a lower amount of premium written for our largest fronting partner, partially offset by growth in several other fronting relationships, and the continued addition of new fronting partners. Our net retention declined as the Company increased the cession rate of the individual risk workers' compensation third party quota share from 50% to 70% effective January 1, 2020;
•Gross and net written premium in the Casualty Reinsurance segment decreased from the prior year quarter due to lower premium estimate adjustments for treaties written in prior periods, and the renewal of certain treaties at lower premium levels;
•There was overall unfavorable reserve development of $1.1 million compared to unfavorable reserve development of $2.3 million in the prior year quarter (representing a 0.8 and 1.1 percentage point increase to the Company’s loss ratio in the periods, respectively);
•Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2020	2019
Excess and Surplus Lines	$2,849	$(1,200)
Specialty Admitted Insurance	1,000	1,247
Casualty Reinsurance	(4,975)	(2,362)
	$(1,126)	$(2,315)

•The Excess and Surplus Lines segment experienced $2.8 million of favorable development due to reserve releases in its Core divisions. The Specialty Admitted Insurance segment experienced $1.0 million of favorable development in its individual risk workers' compensation business. The Casualty Reinsurance segment experienced $5.0 million of unfavorable development;
•Group combined ratio of 95.0% versus 95.2% in the prior year quarter;
•Group expense ratio of 28.6% increased from 21.3% in the prior year quarter, principally due to the mix shift away from commercial auto business, which carries a lower expense ratio and higher loss ratio than other lines of business. However, the expense ratio declined 5.6 percentage points from 34.2% in the first quarter of 2020 due to recent expense initiatives, growth in lines of business with lower premium retention (and lower net commissions), and the reversal of a significant accrual, which resulted in additional fee income (a reduction to commission expense);
•Gross fee income by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$296	$2,302	(87)%
Specialty Admitted Insurance	5,377	3,849	40%
	$5,673	$6,151	(8)%
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JRVR Announces Second Quarter Results

July 29, 2020

•Fee income in the Excess and Surplus Lines segment decreased from its level in the prior year quarter due to the December 31, 2019 cancellation of all policies issued to one large commercial auto insured. Fee income in the Specialty Admitted Insurance segment increased due to the continued growth of fronting relationships as well as the reversal of a significant accrual, resulting in $1.3 million of additional gross fee income (a reduction to commission expense);
•Net investment income was $15.4 million, a decrease of 12% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the second quarter of 2020 was $15.4 million, which compares to $17.5 million for the same period in 2019. The decrease was principally due to lower investment income from our bank loan portfolio resulting from a smaller portfolio and lower investment yields.
The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2020	2019	% Change
Renewable Energy Investments	$12	$(13)	-
Other Private Investments	432	1,142	(62)%
All Other Net Investment Income	14,906	16,406	(9)%
Total Net Investment Income	$15,350	$17,535	(12)%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended June 30, 2020 was 3.2% (versus 4.1% for the three months ended June 30, 2019). The yield decreased primarily as a result of the sale of floating rate bank loan investments during the quarter.
During the three months ended June 30, 2020 the Company experienced realized and unrealized mark-to-market investment gains as the investment markets meaningfully recovered since March 31, 2020. The Company's fixed maturity investment portfolio had unrealized gains of $53.5 million, while the bank loan portfolio had unrealized gains of $26.6 million, offset partially by realized losses of $9.4 million incurred on the sale of approximately 40% of the bank loan portfolio (as measured by par value). Changes in the fair value of bank loan participations and equity securities are reflected in the income statement as net realized and unrealized gains or losses on investments, while changes in the fair value of fixed maturity securities are a component of other comprehensive income.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended June 30, 2020 and June 30, 2019 was 10.4% and 18.6%, respectively. The tax rate for the six months ended June 30, 2020 and June 30, 2019 was 17.6% and 14.7%, respectively.

Tangible Equity
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JRVR Announces Second Quarter Results

July 29, 2020

Tangible equity before dividends increased 16.9% from $501.7 million at March 31, 2020 and 6.4% from $559.8 million at December 31, 2019 to $595.8 million at June 30, 2020, principally due to $42.4 million of after tax unrealized gains in the Company's fixed income investment portfolio.
June 30, 2020 tangible equity of $577.2 million after dividends increased 15.1% from $501.7 million at March 31, 2020 and 3.1% from $559.8 million at December 31, 2019. Tangible equity per common share was $18.89 at June 30, 2020, net of $0.60 of dividends per share the Company paid during the first six months of 2020. The year-to-date annualized adjusted net operating income return on average tangible equity was 12.0%, which compares to 15.7% for the same period in 2019.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Wednesday, September 30, 2020 to all shareholders of record on Monday, September 14, 2020.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its second quarter results tomorrow, July 30, 2020, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 7788638, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on August 29, 2020 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for
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JRVR Announces Second Quarter Results

July 29, 2020

claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as taxes on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; the effects of the COVID-19 pandemic and associated government actions on our operations and financial  performance; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2020, and our Quarterly Report on Form 10-Q filed with the SEC on April 30, 2020. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by average tangible equity), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
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JRVR Announces Second Quarter Results

July 29, 2020

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net
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JRVR Announces Second Quarter Results

July 29, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2020	December 31, 2019
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,747,404	$1,433,626
Equity securities, at fair value	78,045	80,735
Bank loan participations, at fair value in 2020 and at amortized cost, net of allowance in 2019	127,698	260,864
Short-term investments	96,265	156,925
Other invested assets	47,463	61,210
Total invested assets	2,096,875	1,993,360

Cash and cash equivalents	204,309	206,912
Restricted cash equivalents	1,020,856	1,199,164
Accrued investment income	14,387	13,597
Premiums receivable and agents’ balances, net	339,822	369,462
Reinsurance recoverable on unpaid losses, net	727,102	668,045
Reinsurance recoverable on paid losses	43,308	33,221
Deferred policy acquisition costs	57,898	62,006
Goodwill and intangible assets	218,473	218,771
Other assets	286,171	259,867
Total assets	$5,009,201	$5,024,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,066,971	$2,045,506
Unearned premiums	566,443	524,377
Funds held	1,020,856	1,199,164
Senior debt	217,300	158,300
Junior subordinated debt	104,055	104,055
Accrued expenses	53,262	58,416
Other liabilities	184,603	156,006
Total liabilities	4,213,490	4,245,824

Total shareholders’ equity	795,711	778,581
Total liabilities and shareholders’ equity	$5,009,201	$5,024,405

Tangible equity (a)	$577,238	$559,810
Tangible equity per common share outstanding (a)	$18.89	$18.40
Total shareholders’ equity per common share outstanding	$26.04	$25.59
Common shares outstanding	30,553,178	30,424,391
(a) See “Reconciliation of Non-GAAP Measures”.
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JRVR Announces Second Quarter Results

July 29, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income (Loss) Statement Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$301,639	$380,003	$585,480	$707,337
Net written premiums	165,757	239,910	300,411	447,651

Net earned premiums	148,815	199,114	294,733	389,266
Net investment income	15,350	17,535	36,186	36,966
Net realized and unrealized gains (losses) on investments (a)	21,593	1,063	(36,814)	2,688
Other income	991	2,662	2,928	5,581
Total revenues	186,749	220,374	297,033	434,501

EXPENSES
Losses and loss adjustment expenses	98,746	147,053	195,602	286,980
Other operating expenses	43,397	44,843	95,018	90,595
Other expenses	1,732	683	1,732	683
Interest expense	2,965	2,684	5,841	5,492
Amortization of intangible assets	149	149	298	298
Total expenses	146,989	195,412	298,491	384,048
Income (loss) before taxes	39,760	24,962	(1,458)	50,453
Income tax expense (benefit)	4,146	4,655	(257)	7,418
NET INCOME (LOSS)	$35,614	$20,307	$(1,201)	$43,035
ADJUSTED NET OPERATING INCOME (b)	$17,379	$20,177	$32,797	$41,890

EARNINGS (LOSS) PER SHARE
Basic	$1.17	$0.67	$(0.04)	$1.43
Diluted	$1.16	$0.66	$(0.04)	$1.41

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.57	$0.67	$1.08	$1.39
Diluted	$0.56	$0.66	$1.07	$1.37

Weighted-average common shares outstanding:
Basic	30,529,241	30,246,420	30,502,774	30,153,426
Diluted (c)	30,782,609	30,689,074	30,502,774	30,581,205
Cash dividends declared per common share	$0.30	$0.30	$0.60	$0.60

Ratios:
Loss ratio	66.4%	73.9%	66.4%	73.7%
Expense ratio (d)	28.6%	21.3%	31.4%	22.0%
Combined ratio	95.0%	95.2%	97.8%	95.7%
Accident year loss ratio	65.6%	72.7%	65.7%	72.9%

(a) Includes gains of $4.0 million and losses of $9.3 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2020, respectively (gains of $1.9 million and $5.4 million for the respective prior year periods), and gains of $26.6 million and losses of $17.4 million for the change in net unrealized losses on bank loan participations in the three and six months ended June 30, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Common share equivalents of 281,405 were dilutive for the calculation of diluted adjusted net operating income per share for the six months ended June 30, 2020.
(d) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not on risk) included in “Other income” in our Condensed Consolidated Income Statements of $744,000 and $2.4 million for the three months and six months ended June 30, 2020 ($2.4 million and $5.0 million for the respective prior year periods) and a denominator of net earned premiums.

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JRVR Announces Second Quarter Results

July 29, 2020

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
	($ in thousands)
Gross written premiums	$186,994	$260,277	(28.2)%	$323,191	$446,826	(27.7)%
Net written premiums	$126,814	$195,624	(35.2)%	$219,020	$350,485	(37.5)%

Net earned premiums	$100,849	$150,921	(33.2)%	$200,588	$292,593	(31.4)%
Losses and loss adjustment expenses	(63,410)	(115,637)	(45.2)%	(128,939)	(223,842)	(42.4)%
Underwriting expenses	(21,344)	(19,474)	9.6%	(47,442)	(39,839)	19.1%
Underwriting profit (a), (b)	$16,095	$15,810	1.8%	$24,207	$28,912	(16.3)%

Ratios:
Loss ratio	62.9%	76.6%		64.3%	76.5%
Expense ratio	21.1%	12.9%		23.6%	13.6%
Combined ratio	84.0%	89.5%		87.9%	90.1%
Accident year loss ratio	65.7%	75.8%		65.7%	76.1%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $296,000 and $1.6 million for the three and six months ended June 30, 2020, respectively ($2.3 million and $5.0 million for the respective prior year periods). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Second Quarter Results

July 29, 2020

SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
	($ in thousands)
Gross written premiums	$88,440	$89,472	(1.2)%	$191,242	$192,425	(0.6)%
Net written premiums	$12,739	$14,034	(9.2)%	$26,095	$29,055	(10.2)%

Net earned premiums	$14,392	$13,086	10.0%	$27,675	$25,446	8.8%
Losses and loss adjustment expenses	(10,559)	(8,402)	25.7%	(20,464)	(15,604)	31.1%
Underwriting expenses	(2,403)	(3,386)	(29.0)%	(6,769)	(6,921)	(2.2)%
Underwriting profit (a), (b)	$1,430	$1,298	10.2%	$442	$2,921	(84.9)%

Ratios:
Loss ratio	73.4%	64.2%		73.9%	61.3%
Expense ratio	16.7%	25.9%		24.5%	27.2%
Combined ratio	90.1%	90.1%		98.4%	88.5%
Accident year loss ratio	80.3%	73.7%		81.2%	74.1%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $5.4 million and $9.6 million for the three and six months ended June 30, 2020, respectively ($3.8 million and $7.6 million for the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
	($ in thousands)
Gross written premiums	$26,205	$30,254	(13.4)%	$71,047	$68,086	4.3%
Net written premiums	$26,204	$30,252	(13.4)%	$55,296	$68,111	(18.8)%

Net earned premiums	$33,574	$35,107	(4.4)%	$66,470	$71,227	(6.7)%
Losses and loss adjustment expenses	(24,777)	(23,014)	7.7%	(46,199)	(47,534)	(2.8)%
Underwriting expenses	(11,434)	(12,193)	(6.2)%	(22,701)	(23,466)	(3.3)%
Underwriting (loss) profit (a)	$(2,637)	$(100)	-	$(2,430)	$227	-

Ratios:
Loss ratio	73.8%	65.6%		69.5%	66.7%
Expense ratio	34.1%	34.7%		34.2%	33.0%
Combined ratio	107.9%	100.3%		103.7%	99.7%
Accident year loss ratio	59.0%	58.8%		59.2%	59.2%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter Results

July 29, 2020

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit (Loss)

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income (loss) before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$16,095	$15,810	$24,207	$28,912
Specialty Admitted Insurance	1,430	1,298	442	2,921
Casualty Reinsurance	(2,637)	(100)	(2,430)	227
Total underwriting profit of operating segments	14,888	17,008	22,219	32,060
Other operating expenses of the Corporate and Other segment	(7,472)	(7,433)	(15,751)	(15,339)
Underwriting profit (a)	7,416	9,575	6,468	16,721
Net investment income	15,350	17,535	36,186	36,966
Net realized and unrealized gains (losses) on investments (b)	21,593	1,063	(36,814)	2,688
Other income	(1,485)	(378)	(1,159)	(132)
Interest expense	(2,965)	(2,684)	(5,841)	(5,492)
Amortization of intangible assets	(149)	(149)	(298)	(298)
Consolidated income (loss) before taxes	$39,760	$24,962	$(1,458)	$50,453

(a) Included in underwriting results for the three and six months ended June 30, 2020 is fee income of $5.7 million and $11.2 million, respectively ($6.2 million and $12.6 million for the respective prior year periods).

(b) Includes gains of $4.0 million and losses of $9.3 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2020, respectively (gains of $1.9 million and $5.4 million for the respective prior year periods), and gains of $26.6 million and losses of $17.4 million for the change in net unrealized losses on bank loan participations in the three and six months ended June 30, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities and bank loan participations effective with the Company's election of the fair value option for bank loans on January 1, 2020), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, and costs associated with former employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

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JRVR Announces Second Quarter Results

July 29, 2020

Our income before taxes and net income reconciles to our adjusted net operating income as follows:

	Three Months Ended June 30,
	2020		2019
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$39,760	$35,614	$24,962	$20,307
Net realized and unrealized gains on investments (a)	(21,593)	(19,763)	(1,063)	(670)
Other expenses	1,732	1,528	683	540
Adjusted net operating income	$19,899	$17,379	$24,582	$20,177

	Six Months Ended June 30,
	2020		2019
	(Loss) Income Before Taxes	Net (Loss) Income	Income Before Taxes	Net Income
	(in thousands)
(Loss) income as reported	$(1,458)	$(1,201)	$50,453	$43,035
Net realized and unrealized losses (gains) on investments (a)	36,814	32,470	(2,688)	(1,685)
Other expenses	1,732	1,528	683	540
Adjusted net operating income	$37,088	$32,797	$48,448	$41,890

(a) Includes gains of $4.0 million and losses of $9.3 million for the change in net unrealized gains/losses on equity securities in the three and six months ended June 30, 2020, respectively (gains of $1.9 million and $5.4 million for the respective prior year periods), and gains of $26.6 million and losses of $17.4 million for the change in net unrealized losses on bank loan participations in the three and six months ended June 30, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for June 30, 2020, December 31, 2019, and June 30, 2019 and reconciles tangible equity to tangible equity before dividends for June 30, 2020.

	June 30, 2020		December 31, 2019		June 30, 2019
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$795,711	$26.04	$778,581	$25.59	$791,050	$26.08
Goodwill and intangible assets	218,473	7.15	218,771	7.19	219,070	7.22
Tangible equity	$577,238	$18.89	$559,810	$18.40	$571,980	$18.86
Dividends to shareholders for the six months ended June 30, 2020	18,523	0.60
Pre-dividend tangible equity	$595,761	$19.49
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